Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated December 28, 2015, with respect to the balance sheet of Almost Never Films Inc. as of October 31, 2015, and the related statements of operations, changes in stockholders' equity, and cash flows for the period July 8, 2015 to October 31, 2015, in which the report appears in the Form 8-K of Smack Sportswear dated January 20, 2016.

/s/ Somerset CPAs, PC
Indianapolis, Indiana